CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              TRINITY3 CORPORATION

TRINITY 3 CORPORATION, (the "Corporation") a corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: The Board of Directors of the Corporation by Unanimous Written Consent in Lieu of Meeting, dated February 18, 2003, approved the following amendment to the Certificate of Incorporation:

      Section 4 of the Certificate of Incorporation of the Corporation is amended to replace subsection (a) in its entirety with the following language:

      (a) Two Billion (2,000,000,000) Shares of Common STock Par Value $.0001 per Share; and

      SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 211 of the general Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Shannon T. Squyres, this 20th day of February, 2003,


/s/  Shannon T. Squyres
--------------------------------------
Shannon T. Squyres
Secretary and Chief Executive Officer